Exhibit 23.8

Consent of Analysis, Research & Planning Corporation

Regarding this Registration Statement on Amendment No. 4 to Form S-4 for Olin Corporation (the “Registration Statement”), Analysis, Research & Planning Corporation (“ARPC”) hereby consents to the incorporation by reference in the Registration Statement of the use of ARPC’s name and the reference to ARPC’s reports appearing in the Annual Report on Form 10-K of The Dow Chemical Company for the year ended December 31, 2014, the Quarterly Report on Form 10-Q of The Dow Chemical Company for the period ended March 31, 2015, and the Quarterly Report on Form 10-Q of The Dow Chemical Company for the period ended June 30, 2015.

/s/ B. Thomas Florence
B. Thomas Florence
President
Analysis, Research & Planning Corporation
September 1, 2015